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EXHIBIT 99.3

LETTER TO CLIENTS

EXCO RESOURCES, INC.

OFFER TO EXCHANGE UP TO $350,000,000 OF ITS 7 1/4% SENIOR NOTES DUE 2011 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 7 1/4% SENIOR NOTES DUE 2011 THAT WERE ISSUED ON JANUARY 20, 2004 IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT

To Our Clients:

        We are enclosing herewith a Prospectus, dated,                 , 2004, of EXCO Resources, Inc., a Texas corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 7 1/4% Senior Notes Due 2011 that have been registered under the Securities Act of 1933, as amended (the "Securities Act") for the same principal amount of its issued and outstanding 7 1/4% Senior Notes Due 2011 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

        Please note that the Exchange Offer will expire at 5:00 p.m., Eastern Time, on,                 , 2004, unless extended.

        The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

        We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer and that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal. Please complete and sign the enclosed "Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner," which will provide us with such instructions and confirmation.

                      Very truly yours,

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  EXHIBIT 99.3
LETTER TO CLIENTS EXCO RESOURCES, INC.